Exhibit 10.1

SEPARATION AGREEMENT AND

COMPLETE RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS (“Release” or “Agreement”) is made and entered into by and between Daniel D’Arrigo (“Employee”) and MGM Resorts International, for itself and its parents, subsidiaries and affiliates (the “Company”), effective as of February 21, 2019 (the “Effective Date”).

WITNESSETH

WHEREAS, Employee is employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer;

WHEREAS, Employee and the Company are parties to an employment agreement entered into as of May 4, 2015 (the “Employment Agreement”);

WHEREAS, the Company offered Named Executive Officers the opportunity to participate in a Voluntary Resignation Severance Policy (“Severance Policy”) and Voluntary Resignation Equity Policy (“Equity Policy”) (collectively the “Resignation Policies”), subject to the terms and conditions of the Resignation Policies;

WHEREAS, the Employee was eligible, applied to participate, and was accepted by the Company to participate in the Resignation Policies; accordingly, Employee will voluntarily resign from employment with the Company effective March 22, 2019 (the “Resignation Date”), subject to the terms and conditions of the Resignation Policies; and

WHEREAS, the Company and Employee are desirous of discharging, releasing and waiving any and all claims, disputes, grievances, and causes of action, whether asserted or unasserted, and whether known or unknown, which Employee might have against the Company arising out of the employment relationship and the termination thereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the above-stated premises, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

I.	RESIGNATION OF EMPLOYMENT

A. Resignation.

1. Effective March 22, 2019 (the “Resignation Date”), Employee will be separated from employment with the Company in accordance with Section 3.1 of the Severance Policy and Section 3.1 of the Equity Policy. The Company’s records shall reflect that Employee has resigned. During the period from the Effective Date through the Resignation Date, Employee will continue to be employed pursuant to the terms of the Employment Agreement, except that Employee shall only serve as Chief Financial Officer until March 1, 2019, and will be available on a full-time basis to consult and advise on strategic matters, including signing the Company’s

Form 10-K for 2018. Employee shall not perform any work, act as an agent or hold himself out as an agent of the Company following the Resignation Date. In addition, no later than the Resignation Date or earlier if requested by the Company, Employee will resign from the board of directors of MGM China Holdings Limited, and agrees to execute all necessary documents to effectuate such resignation. As of the Resignation Date, Employee will resign from all other positions with the Company and its affiliates and execute all necessary documents to effectuate such resignations.

II.	CONSIDERATION AND ACKNOWLEDGMENTS

A. Consideration.

1. In accordance with Section 3.2 of the Severance Policy and as additional consideration, Employee will receive the following, effective upon the Resignation Date, Employee shall be paid the gross amount of $1,312,500 (an amount equal to 1.5 times Employee’s base salary), less required withholdings and other deductions, and the gross amount of $1,968,750 (an amount equal to 1.5 times Employee’s Target Bonus) (collectively the “Severance Payment”). The Severance Payment is payable in twelve (12) equal or near equal monthly installments commencing on the first regular payroll date that occurs on or after thirty (30) days after the Resignation Date.

In addition, Employee will also receive a payment in the amount of $36,611.28, which is equivalent to 1.5 times the cost of COBRA (Consolidated Omnibus Reconciliation Act of 1986) coverage for a twelve (12) month period (“COBRA Amount”), in accordance with Section 3.2 of the Severance Policy. The COBRA Amount shall be payable in a lump sum, less required withholdings and other deductions, on the first regular payroll date that occurs on or after thirty (30) days after the Resignation Date.

2. In accordance with Section 3.2 of the Equity Policy and as additional consideration, Employee will receive the following: Employee’s outstanding equity awards granted under the MGM Resorts International 2005 Omnibus Incentive Plan, as amended, or any successor thereto under which equity awards are granted (the “Omnibus Plan”), or the applicable equity award agreements, which represent all outstanding equity awards granted to Employee by the Company, shall remain subject to the applicable terms and conditions of the award agreements and the Omnibus Plan; provided, however, notwithstanding anything to the contrary in the Omnibus Plan, or any successor thereto under which Equity Awards are granted, or the applicable Equity Award agreements, such Equity Awards (including any accrued dividends) shall remain outstanding and continue to vest as originally scheduled (without regard to the Employee’s termination of employment) through the last possible vesting date of any of the Employee’s Equity Awards outstanding as of the Employee’s date of termination, provided, however, that the original expiration date of the Equity Award will not be extended, and with respect to any Equity Awards which are stock appreciation rights or stock options, the Employee may exercise such awards (as and when such awards become vested) until the expiration of the maximum term of the award. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.

3. Employee is receiving the Consideration above pursuant to Employee’s termination of employment through voluntary resignation subject to the terms and conditions of the Resignation Policies. As such, Employee is entitled only to the Consideration as described in the Resignation Policies, and is not eligible to receive any other severance, bonus, incentive compensation, or COBRA benefits under any other plan, practice or policy maintained by the Company, including the Employment Agreement and the Company’s Severance Pay Guidelines.

B. Acknowledgements.

1. Employee acknowledges that all wages and compensation earned prior to the date hereof have been paid. Employee is entitled to his 2018 MIP Award in addition to the consideration provided in this Agreement. Employee further agrees that except as specifically set out in the Agreement, and notwithstanding any provision of the Employment Agreement, no wages, benefits, equity-based compensation, or other compensation is due to Employee following the Resignation Date.

2. Employee and the Company acknowledge and agree that subject to the terms and conditions of the Resignation Policies, Employee is entitled to the payments described above in exchange for signing and not revoking this Agreement and the Supplemental Release, which include amounts in addition to anything of value to which Employee already is entitled. If Employee fails to sign or revokes this Agreement or the Supplemental Release, Employee will not be entitled to any of the Consideration described above. For purposes hereof, the “Supplemental Release” shall be a release of claims substantially identical to Section I(B) below with respect to the period between the Effective Date and the Resignation Date.

3. Notwithstanding Employee’s participation in the Resignation Policies, Employee remains subject to the Employment Agreement, and the Company reserves all rights and remedies otherwise provided under the Employment Agreement, unless specifically waived herein. Employee recognizes and agrees that, except as provided herein, the Restrictive Covenants (Section 8), Representation and Warranties (Section 9), the Survival of Covenants (Section 10.5), and Certain Definitions (Section 22) of the Employment Agreement survive and continue to apply to Employee without regard to the separation of Employee’s employment and the termination of the Employment Agreement. Notwithstanding the foregoing, the parties acknowledge that, pursuant to Sections 3.4 of the Severance Policy and Equity Policy, Employee shall not continue to be bound by the provisions of Section 8.1 (Competition) of the Employment Agreement following the Resignation Date.

4. As a result of Employee’s termination of employment with the Company, on the Resignation Date Employee will experience a “separation from service” with the Company within the meaning of Section 409A.

5. Employee hereby acknowledges that Employee is liable for making any and all personal income tax payments arising out of this Agreement. Employee also acknowledges that the Company does not have any obligation to indemnify or hold Employee harmless for any tax payments arising out of this Agreement.

III.	RELEASE AND ACKNOWLEDGEMENTS

A. General Release Of Claims. Subject to subparagraphs (2) and (3) below, Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, from the beginning of Employee’s employment through the Effective Date, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act (NLRA), Sarbanes-Oxley, the Uniformed Services Employment and Reemployment Rights Act, the Nevada Equal Opportunities for Employment Law, the Nevada Equal Pay Law, the Nevada School Visitation Law, the Nevada Wage Payment and Work Hour Law, the Nevada Occupational Safety & Health Act, and any other federal, state or local law, rule, regulation, or ordinance all as amended and as applicable; any public policy, contract, tort, or any other claim under the common law; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

B. Claims Not Released. This Agreement does not release: (i) any claims for Employee’s own vested accrued employee benefits under the Company health, welfare, or retirement benefit plans; (ii) any pending claims for benefits under applicable workers’ compensation statutes that have been submitted to the Company in writing before the Effective Date; (iii) claims that arise after the Effective Date, (iv) claims which by law cannot be waived by signing this Agreement; or (v) Employee’s right to enforce or challenge the validity of this Agreement.

C. Acknowledgements. Employee acknowledges (i) that Employee may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release and which if known or suspected at the time this Release becomes effective, may have materially affected this settlement, and nevertheless, waives any right, claim or cause of action that might arise against the Company as a result of such different or additional claims or facts; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; (iii) Employee has been fully and properly paid for all time worked and received all required breaks in accordance with state and federal laws, and there has at all times been a genuine, reasonable, and good faith dispute between the Parties with respect to the foregoing; (iv) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (v) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity; and (vi) Employee has not filed any complaints, claims, or actions against the Company or any released person or entity.

D. Indemnification. The Company shall indemnify, hold harmless and defend Employee from and against any and all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses which arise out of or relate to Employee’s employment at the Company or any of its affiliates, each to the fullest extent provided by the Company’s Bylaws as in effect from time to time, provided that such indemnification rights shall be no less favorable to Employee than those in effect on the Effective Date, to the extent permitted by law.

III.	CONFIDENTIALITY OF AGREEMENT AND NON-DISPARAGEMENT

A. Employee agrees that the terms and conditions of this Agreement shall be considered confidential, and that Employee may not disclose them to any person or other entity for any reason, except as may be required under law or legal process, and as necessary to Employee’s attorneys, tax advisors and immediate family members, unless and until such time as this Agreement has been publicly filed by the Company.

B. Notwithstanding the foregoing, this Agreement may be introduced as evidence in any proceeding only for the purposes of enforcing its terms and/or to evidence the parties’ intent in executing it. This Agreement shall not be admissible as evidence in any proceeding for any other purpose.

C. Employee acknowledges that the Company, its subsidiaries and its affiliated companies are subject to regulation and licensing, and desire to maintain their good standing and reputation for providing high quality services to the public. Employee therefore agrees not to take any action that adversely affects or is detrimental to the Company, its subsidiaries or its affiliated companies, and not to directly or indirectly make any oral, written or recorded private or public statement that is disparaging or defamatory of the Company, or its subsidiaries or its affiliated companies. This provision also applies to any comments or statements which Employee may make on the internet, including but not limited to comments, statements and/or videos placed in email, on blogs, Facebook, Twitter or any other social media site.

IV.	MISCELLANEOUS

A. Employee and the Company hereby agree that the terms of this Agreement will be deemed effective and enforceable following passage of any notice and/or revocation periods and upon execution by the Company and Employee.

B. Non-admission of Liability. Employee and the Company hereby agree that this Agreement has no precedential value and that neither the negotiation nor the execution of this Agreement shall constitute or operate as an acknowledgment or admission of any kind by the Company that it engaged in any illegal or wrongful activity of any kind in violation of any federal, state, or local laws, regulations or ordinances.

C. Confidential Information. Employee agrees that in the course of employment, Employee has had access to and obtained highly sensitive information and that Employee will not at any time reveal by any means whatsoever, either directly or indirectly, to any person, company, business, firm, corporation or other business entity nor use for his own purpose, any trade secret, proprietary information or any confidential information about the services, business procedures, methods of doing business, customer or clients of the Company or its subsidiary or affiliated companies, or about those companies’ employees, officers, directors, shareholders, customers or clients. In connection with the foregoing, Employee affirms that Employee has not divulged any of the Company’s proprietary or confidential information and will continue to maintain the confidentiality of such information consistent with the Company’s policies.

D. Attorney’s Fees. In the event of a breach of any material provision of the Agreement by either of the parties hereto, the prevailing party shall be entitled to any attorney’s fees incurred in connection with the enforcement of this Agreement, and any other remedies available at law or in equity. Although Employee is releasing claims under the ADEA, this attorneys’ fees recovery provision does not apply to any challenge that Employee may make to the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act (OWBPA) and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.

F. Section 409A.

1. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A. If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.

2. If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following Employee’s death.

3. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

4. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated of subject to a further deferral except as otherwise permitted or required pursuant to Section 409A. Employee has no right to make any election regarding the time or form of any payment due under this Agreement.

G. Cooperation on Pending and Future Matters.

1. Employee hereby understands and agrees that in further consideration of the payments pursuant to Section I.A. above, Employee agrees, for a period of two (2) years following the Resignation Date, to fully cooperate with the Company in any ongoing or future matters about which Employee has knowledge or information, including but not limited to pending or future grievances, arbitrations, lawsuits, or investigations (hereinafter, the “Cooperation Services”). Employee understands and agrees such Cooperation Services may include, but are not limited to, testifying on behalf of the Company at trials, hearings or depositions, as well as providing information and responding to inquiries from the Company and/or its representatives in a timely fashion. Employee further agrees to maintain the confidentiality of any confidential information obtained in the course of providing Cooperation Services, as provided above in Section III.C.

2. Employee will provide the Company with updated contact information (including home phone and cell phone numbers, email address, and home address) prior to the Resignation Date, and will update the Company whenever contact information changes, for a period of two (2) years from the Resignation Date.

V.	ADVICE OF COUNSEL, CONSIDERATION, AND REVOCATION PERIODS

A. Employee has 45 days following receipt of this Agreement to consider whether to sign this Agreement (the “Consideration Period”).

B. Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period.

C. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.

D. The Company advises Employee to consult with an attorney prior to signing this Agreement and has afforded Employee the time and opportunity to consult with an attorney of Employee’s choosing concerning the terms of said Agreement.

E. Employee shall have seven (7) days from the date Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Employee returned this Agreement. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke.

F. ADEA/OWBPA Waiver Information. The Employer has included with this Agreement a statement identifying employees who are eligible to participate in the Resignation Policies, and a list of the job titles and ages of those employees selected, and not selected, in the same position as Employee (see Exhibit A below). Employee acknowledges receipt of the information contained in Exhibit A. In addition, employees selected as part of the employment separation program were offered severance and other benefits as provided in the Resignation Policies.

VI.	ACKNOWLEDGEMENT AND APPROVAL

A. Employee has carefully read and fully understands all the provisions of this Agreement, and that acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

B. Except for the provisions of the Employment Agreement that survive or are expressly incorporated into this Agreement, and the Resignation Policies, Employee acknowledges that this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements, whether oral or written of any nature whatsoever that is the subject matter hereof, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein between the Company and Employee. Employee further acknowledges that if the terms of this Agreement and the Employment Agreement differ, this Agreement shall govern.

C. This Agreement, and all the provisions contained herein, shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective heirs, successors, and assigns.

D. In the event any provision of this Agreement is deemed invalid, illegal, void or unenforceable, such provision will be regarded as stricken from the Agreement, and will not affect the validity or enforceability of the remainder of the Agreement.

E. This Agreement is to be construed under the laws of the State of Nevada and federal law as applicable. Except to the extent governed by ERISA and the Resignation Policies, any dispute arising under this Agreement shall be governed by the arbitration provisions of Exhibit B of the Employment Agreement, and this Agreement incorporates Exhibit B by reference into this Agreement. The Company reserves all rights and remedies otherwise provided under the Employment Agreement, unless specifically waived herein.

VII.	NO INTERFERENCE WITH RIGHTS

A. Nothing in this Agreement including, but not limited to the release of claims, acknowledgements, confidentiality, non-disparagement, confidential information, attorneys’ fees, and cooperation provisions, prevent Employee from communicating and cooperating in good faith with the EEOC, National Labor Relations Board, the Securities and Exchange Commission, or any other self-regulatory organization or any other federal, state or local agency (each a “Government Agency”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) filing a charge or complaint with a Government Agency, (iii) participating in an investigation or proceeding conducted by a Government Agency, (iv) exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except where such a waiver of individual relief is prohibited.

B. Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) in court proceedings if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Employee’s attorney in such lawsuit, provided that Employee must file any document containing the trade secret under seal, and Employee may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 21 day of February 2019.

MGM RESORTS INTERNATIONAL	DANIEL D’ARRIGO

By: /s/ Jim Murren	/s/ Daniel J. D’Arrigo

Its: Chairman & CEO

Dated: 2/21/19	Dated: 2/21/19

Exhibit A

Decisional Unit: All Key Employees, as defined in the Resignation Policies, who met the eligibility requirements between February 20, 2019 – February 27, 2019.

Eligibility/Selection Requirements: Key Employees were eligible and selected pursuant to the requirements of the Resignation Policies.

The following is a list of the job titles and ages of those employees selected, and not selected, in the same position as Employee. Selected employees were offered consideration for signing a separation agreement and general release, and supplemental release.

JOB TITLE	AGE	Selected	Not Selected
EVP/Chief Financial Officer/Treasurer	50	X